Exhibit 99.1

Dorian LPG Ltd. Announces Fourth Quarter and Fiscal Year 2025 Financial Results

STAMFORD, Conn., May 22, 2025 – Dorian LPG Ltd. (NYSE: LPG) (the “Company,” “Dorian LPG,” “we,” and “our”), a leading owner and operator of modern very large gas carriers (“VLGCs”), today reported its financial results for the three months and fiscal year ended March 31, 2025.

Key Recent Developments

◾	Declared an irregular cash dividend of $0.50 per share of the Company’s common stock totaling $21.3 million to be paid on or about May 30, 2025 to all shareholders of record as of the close of business on May 16, 2025.

Highlights for the Fourth Quarter Ended March 31, 2025

◾	Revenues of $75.9 million.

◾	Time charter equivalent (“TCE”)(1) per available day rate for our fleet of $35,324.

◾	Net income of $8.1 million, or $0.19 earnings per diluted share (“EPS”), and adjusted net income(1) of $10.7 million, or $0.25 adjusted diluted earnings per share (“adjusted EPS”)(1).

◾	Adjusted EBITDA(1) of $36.6 million.

◾	Declared and paid an irregular dividend totaling $30.0 million in February 2025.

Highlights for the Fiscal Year Ended March 31, 2025

◾	Revenues of $353.3 million.

◾	TCE(1) per available day rate for our fleet of $39,778.

◾	Net income of $90.2 million, or $2.14 EPS, and adjusted net income(1) of $96.0 million, or $2.27 adjusted EPS(1).

◾	Adjusted EBITDA(1) of $206.0 million.

◾	Declared and paid four irregular dividends totaling $156.2 million.
◾	Issued 2,000,000 common shares at a price of $44.50 per share less underwriting discounts and commissions of $2.225 per share.

(1)	TCE, adjusted net income, adjusted EPS and adjusted EBITDA are non-U.S. GAAP measures. Refer to the reconciliation of revenues to TCE, net income to adjusted net income, EPS to adjusted EPS and net income to adjusted EBITDA included in this press release under the heading “Financial Information.”

John Hadjipateras, Chairman, President, and Chief Executive Officer of the Company, commented, “In a volatile geopolitical and economic environment and with a heavy drydocking schedule, we achieved good results in our financial year 2025. Our capital allocation is focused on shareholder returns and preserving the strength of our balance sheet, enabling us to invest in our people and our business, as well as in fleet renewal and expansion when opportunities arise. I am grateful to and commend our seafarers and shore staff for their commitment to our mission to provide safe, reliable, clean, and trouble-free transportation. Though the trade and other important issues that may affect our business are not settled I am confident in the fundamentals of the LPG market and our teams’ readiness to respond constructively.”

Fourth Quarter Fiscal Year 2025 Results Summary

Our net income amounted to $8.1 million, or $0.19 per share, for the three months ended March 31, 2025, compared to net income of $79.2 million, or $1.96 per share, for the three months ended March 31, 2024.

Our adjusted net income amounted to $10.7 million, or $0.25 per share, for the three months ended March 31, 2025, compared to adjusted net income of $77.6 million, or $1.91 per share, for the three months ended March 31, 2024. We have adjusted our net income for the three months ended March 31, 2025 for an unrealized loss on derivative instruments of $2.6 million and we adjusted our net income for the three months ended March 31, 2024 for an unrealized gain on derivative instruments of $1.7 million. Please refer to the reconciliation of net income to adjusted net income, which appears later in this press release.

The $66.9 million decrease in adjusted net income for the three months ended March 31, 2025 compared to the three months ended March 31, 2024 is primarily attributable to (i) a decrease of $65.5 million in revenues; (ii) increases of $3.5 million in vessel operating expenses, and $1.3 million in voyage expenses; and (iii) reductions of $0.3 million in realized gain on derivatives and $0.5 million in other gain/(loss), net; partially offset by (i) decreases of $2.4 million in charter hire expenses, $1.7 million in interest and finance costs and $0.2 million in general and administrative expenses; and (ii) an increase of $0.3 million in interest income.

The TCE rate for our fleet was $35,324 for the three months ended March 31, 2025, a 44.3% decrease from the $63,375 TCE rate for the same period in the prior year period, as further described in “Revenues” below. Please see footnote 7 to the table in “Financial Information” below for other information related to how we calculate TCE.

Vessel operating expenses per day increased to $12,671 during the three months ended March 31, 2025 from $10,699 in the same period in the prior year. Please see “Vessel Operating Expenses” below for more information.

Revenues

Revenues, which represent net pool revenues—related party, time charters and other revenues earned by our vessels, were $75.9 million for the three months ended March 31, 2025, a decrease of $65.5 million, or 46.3%, from $141.4 million for the three months ended March 31, 2024, primarily due to reduced average TCE rates, which declined by $28,051 per available day from $63,375 for the three months ended March 31, 2024 to $35,324 for the three months ended March 31, 2025. This reduction was primarily due to lower spot rates, partially offset by lower bunker prices. The Baltic Exchange Liquid Petroleum Gas Index, an index published daily by the Baltic Exchange for the spot market rate for the benchmark Ras Tanura-Chiba route (expressed as U.S. dollars per metric ton), averaged $68,429 during the three months ended March 31, 2024 compared to an average of $51,715 for the three months ended March 31, 2025. The average price of very low sulfur fuel oil (expressed as U.S. dollars per metric ton) from Singapore and Fujairah decreased from $653 during the three months ended March 31, 2024, to $556 during the three months ended March 31, 2025.

Vessel Operating Expenses

Vessel operating expenses were $23.9 million during the three months ended March 31, 2025, or $12,671 per vessel per calendar day, which is calculated by dividing vessel operating expenses by calendar days for the relevant time period for the technically managed vessels that were in our fleet and increased by $3.5 million, or 17.1%, from $20.4 million, or $10,699 per vessel per calendar day, for the three months ended March 31, 2024. The increase of $1,972 per vessel per calendar day was primarily the result of an increase of $1,017 per vessel per calendar day of non-capitalizable drydock-related operating expenses. Excluding non-capitalizable drydock-related operating expenses, daily operating expenses increased by $954 from $10,047 for the three months ended March 31, 2024 to $11,001 for the three months ended March 31, 2025 mainly as a result of increases in spares and stores, crew related costs, and vessel communications.

General and Administrative Expenses

General and administrative expenses were $8.3 million for the three months ended March 31, 2025, a decrease of $0.2 million, or 3.1%, from $8.5 million for the three months ended March 31, 2024. This decrease was mainly attributed to an decrease of $0.5 million in stock-based compensation expense, partially offset by an increase of $0.3 million in other general and administrative expenses.

Interest and Finance Costs

Interest and finance costs amounted to $8.0 million for the three months ended March 31, 2025, a decrease of $1.7 million, or 17.7%, from $9.7 million for the three months ended March 31, 2024. The decrease of $1.7 million during the three months ended March 31, 2025 was mainly due to a decrease of $1.3 million in interest incurred on our long-term debt and an increase of $0.4 million in capitalized interest. The decrease in interest on our long-term debt was driven by a decrease in average indebtedness, excluding deferred financing fees, decreased from $619.9 million for the three months ended March 31, 2024 to $566.4 million for the three months ended March 31, 2025. As of March 31, 2025, the outstanding balance of our long-term debt was $557.4 million.

Unrealized Gain/(Loss) on Derivatives

Unrealized loss on derivatives amounted to approximately $2.6 million for the three months ended March 31, 2025, compared to gain of $1.7 million for the three months ended March 31, 2024. The $4.3 million unfavorable change is primarily attributable to changes in forward SOFR yield curves and changes in notional amounts.

Realized Gain on Derivatives

Realized gain on derivatives was $1.1 million for the three months ended March 31, 2025 compared to $1.8 million for the three months ended March 31, 2024. The unfavorable $0.7 million difference is due to a decrease in realized gains on our interest rate swaps.

Fiscal Year 2025 Results Summary

Our net income amounted to $90.2 million, or $2.14 per share, for the year ended March 31, 2025, compared to net income of $307.4 million, or $7.60 per share, for the year ended March 31, 2024.

Our adjusted net income amounted to $96.0 million, or $2.27 per share, for the year ended March 31, 2025, compared to adjusted net income of $307.4 million, or $7.60 per share, for the year ended March 31, 2024. We have adjusted our net income for the year ended March 31, 2025 for an unrealized loss on derivatives of $5.8 million and we have adjusted our net income for the year ended March 31, 2024 for an unrealized gain on derivative instruments of less than $0.1 million. Please refer to the reconciliation of net income to adjusted net income, which appears later in this press release.

The unfavorable change of $211.4 million in adjusted net income for the year ended March 31, 2025 compared to the year ended March 31, 2024 is primarily attributable to (i) decreases in revenues of $207.4 million; (ii) increases of $4.9 million in vessel operating expenses, $3.6 million in general and administrative expenses, $1.6 million in voyage expenses, $0.9 in depreciation and amortization; and (iii) reductions of $2.2 million in realized gain on derivatives and $3.5 million in other gain/(loss), net; partially offset by (i) decreases of $4.7 in interest and finance costs and $2.3 in charter hire expenses; and (ii) an increase of $5.7 million in interest income.

The TCE rate for our fleet was $39,778 for the year ended March 31, 2025, a 36.0% decrease from the $62,129 TCE rate from the prior year, as further described in “Revenues” below. Please see footnote 7 to the table in “Financial Information” below for other information related to how we calculate TCE.

Vessel operating expenses per day increased to $11,143 in the year ended March 31, 2025 from $10,469 in the prior year. Please see “Vessel Operating Expenses” below for more information.

Revenues

Revenues, which represent net pool revenues—related party, time charters and other revenues, net, were $353.3 million for the year ended March 31, 2025, a decrease of $207.4 million, or 37.0%, from $560.7 million for the year ended March 31, 2024, primarily due to reduced average TCE rates and available days. TCE rates declined by $22,351 per available day from $62,129 for the year ended March 31, 2024 to $39,778 for the year ended March 31, 2025. This reduction was primarily due to lower spot rates, partially offset by moderately lower bunker prices. The Baltic Exchange Liquid Petroleum Gas Index, an index published daily by the Baltic Exchange for the spot market rate for the benchmark Ras

Tanura-Chiba route (expressed as U.S. dollars per metric ton), averaged $104.948 during the year ended March 31, 2024 compared to an average of $57.951 for the year ended March 31, 2025. The average price of very low sulfur fuel oil (expressed as U.S. dollars per metric ton) from Singapore and Fujairah decreased from $621 during the year ended March 31, 2024, to $591 during the year ended March 31, 2025. Additionally, available days for our fleet declined from 8,982 for the year ended March 31, 2024 to 8,776 for the year ended March 31, 2025, mainly driven by an increase in the number of vessels drydocked.

Vessel Operating Expenses

Vessel operating expenses were $85.4 million during the year ended March 31, 2025, or $11,143 per vessel per calendar day, which is calculated by dividing vessel operating expenses by calendar days for the relevant time period for the technically managed vessels that were in our fleet and increased by $4.9 million, or 6.1%, from $80.5 million, or $10,469 per vessel per calendar day, for the year ended March 31, 2024. The increase of $674 per vessel per calendar day, from $10,469 for the year ended March 31, 2024 to $11,143 per vessel per calendar day for the year ended March 31, 2025 was primarily the result of an increase of $404 per vessel per calendar day of non-capitalizable drydock-related operating expenses. Excluding non-capitalizable drydock-related operating expenses, daily operating expenses increased by $271 from $10,112 for the year ended March 31, 2024 to $10,383 for the year ended March 31, 2025 mainly as a result of increases in vessel communications, crew related costs, and spares and stores.

General and Administrative Expenses

General and administrative expenses were $42.6 million for the year ended March 31, 2025, an increase of $3.6 million, or 9.3%, from $39.0 million for the year ended March 31, 2024, primarily driven by increases of $2.1 million in stock-based compensation expense, $1.0 million in cash bonuses, and $0.9 million in employee-related costs and benefits, partially offset by a reduction of $0.4 million in other general and administrative expenses.

Interest and Finance Costs

Interest and finance costs amounted to $35.8 million for the year ended March 31, 2025, a decrease of $4.7 million from $40.5 million for the year ended March 31, 2024. The decrease of $4.7 million during the year ended March 31, 2025 was driven by a decrease of $4.4 million in interest incurred on our long-term debt and an increase of $0.4 million in capitalized interest, partially offset by a decrease of $0.1 million in loan expenses and bank charges. The decrease in interest on our long-term debt was driven by a reduction of average indebtedness, excluding deferred financing fees, from $639.9 million for the year ended March 31, 2024 to $586.6 million for the year ended March 31, 2025. As of March 31, 2025, the outstanding balance of our long-term debt, excluding deferred financing fees, was $557.4 million.

Interest Income

Interest income amounted to $15.2 million for the year ended March 31, 2025, compared to $9.5 million for the year ended March 31, 2024. The increase of $5.7 million is mainly attributable to higher average cash balances for the year ended March 31, 2025 when compared to the year ended March 31, 2024.

Unrealized Gain/(Loss) on Derivatives

Unrealized loss on derivatives amounted to $5.8 million for the year ended March 31, 2025 compared to a gain of less than $0.1 million for the year ended March 31, 2024. The $5.8 million difference is primarily attributable to changes in forward SOFR yield curves and changes in notional amounts.

Realized Gain on Derivatives

Realized gain on derivatives was $5.3 million for the year ended March 31, 2025, compared to $7.5 million for the year ended March 31, 2024. The unfavorable $2.2 million difference is largely due to (1) a $1.7 million decrease in realized gains on our interest rate swaps and (2) a realized loss on our forward freight agreements totaling $0.5 million.

Fleet

The following table sets forth certain information regarding our fleet as of May 16, 2025. We classify vessel employment as either Time Charter, Pool or Pool-TCO.

					Scrubber		Time
	Capacity			ECO	Equipped		Charter-Out
	(Cbm)	Shipyard	Year Built	Vessel(1)	or Dual-Fuel	Employment	Expiration(2)
Dorian VLGCs
Captain John NP(3)	82,000	Hyundai	2007	—	—	Pool(5)	—
Comet	84,000	Hyundai	2014	X	S	Pool(5)	—
Corsair(4)	84,000	Hyundai	2014	X	S	Pool(5)	—
Corvette	84,000	Hyundai	2015	X	S	Pool(5)	—
Cougar(4)	84,000	Hyundai	2015	X	—	Pool(5)
Concorde	84,000	Hyundai	2015	X	S	Pool(5)	—
Cobra	84,000	Hyundai	2015	X	—	Pool(5)	—
Continental	84,000	Hyundai	2015	X	S	Pool(5)	—
Constitution	84,000	Hyundai	2015	X	S	Pool(5)	—
Commodore	84,000	Hyundai	2015	X	—	Pool-TCO(6)	Q2 2027
Cresques(4)	84,000	Hanwha Ocean	2015	X	S	Pool(5)	—
Constellation	84,000	Hyundai	2015	X	S	Pool(5)	—
Cheyenne	84,000	Hyundai	2015	X	S	Pool(5)	—
Clermont	84,000	Hyundai	2015	X	S	Pool(5)	—
Cratis(4)	84,000	Hanwha Ocean	2015	X	S	Pool(5)	—
Chaparral(4)	84,000	Hyundai	2015	X	—	Pool-TCO(6)	Q2 2025
Copernicus(4)	84,000	Hanwha Ocean	2015	X	S	Pool(5)	—
Commander	84,000	Hyundai	2015	X	S	Pool(5)	—
Challenger	84,000	Hyundai	2015	X	S	Pool-TCO(6)	Q3 2026
Caravelle(4)	84,000	Hyundai	2016	X	S	Pool(5)	—
Captain Markos(4)	84,000	Kawasaki	2023	X	DF	Pool(5)	—
Total	1,762,000

Time chartered-in VLGCs
Future Diamond(7)	80,876	Hyundai	2020	X	S	Pool(5)	—
HLS Citrine(8)	86,090	Hyundai	2023	X	DF	Pool(5)	—
HLS Diamond(9)	86,090	Hyundai	2023	X	DF	Pool(5)	—
Cristobal(10)	86,980	Hyundai	2023	X	DF	Pool(5)	—

(1)	Represents vessels with very low revolutions per minute, long-stroke, electronically controlled engines, larger propellers, advanced hull design, and low friction paint.

(2)	Represents calendar year quarters.

(3)	Vessel was reflagged from the Bahamas to Madeira on December 2, 2024 to comply with EU regulation.

(4)	Operated pursuant to a bareboat chartering agreement. See Note 10 to our consolidated financial statements.

(5)	“Pool” indicates that the vessel operates in the Helios Pool on a voyage charter with a third party and we receive a portion of the pool profits calculated according to a formula based on the vessel’s pro rata performance in the pool.

(6)	“Pool-TCO” indicates that the vessel is operated in the Helios Pool on a time charter out to a third party and we receive a portion of the pool profits calculated according to a formula based on the vessel’s pro rata performance in the pool.

(7)	Vessel has a Panamax beam and is currently time chartered-in to our fleet with an expiration during the first calendar quarter of 2026.

(8)	Vessel has a Panamax beam and is currently time chartered-in to our fleet with an expiration during the first calendar quarter of 2030 and purchase options beginning in year seven.

(9)	Vessel has a Panamax beam and is currently time chartered-in to our fleet with an expiration during the first calendar quarter of 2030 and purchase options beginning in year seven.

(10)	Vessel has a Panamax beam and shaft generator and is currently time chartered-in to our fleet with an expiration during the third calendar quarter of 2030 and purchase options beginning in year seven.

Market Outlook Update

High volatility over the first calendar quarter of 2025 (“Q1 2025”) was seen overall in the oil and gas markets with the beginning of trade tariff announcements by U.S. President Donald Trump. In February, the U.S. announced trade tariffs  on the import of some exports from Mexico, Canada and China into the U.S. Reciprocal tariffs announced in Q1 2025 did not initially include LPG imports from the U.S. to China, the most important trade in the global LPG market, but these were implemented in the second calendar quarter of 2025 (“Q2 2025”). Geopolitical tensions in the Middle East continued to weigh on markets overall and are expected to continue, as additional sanctions on Iranian cargoes are expected.

Several extended periods of low temperatures in the U.S. were one of the biggest influences on the LPG market in Q1 2025, contributing to higher Mt Belvieu LPG prices and limited exports from the U.S., particularly in February 2025. U.S. LPG exports fell from over 5.6 million metric tons (“MMT”) in January 2025 to 4.9 MMT in February 2025 helping contribute to an overall 1 MMT drop in LPG seaborne supply in February 2025 from the previous month. Higher domestic retail demand in the U.S. and continued exports of over 5 MMT per month led to a significant drawdown of inventory levels to below the 5-year average by the end of February 2025. As a result, average propane prices vs. West Texas Intermediate (“WTI”) in the U.S. Gulf increased from 50% in January to 54% in February, remaining at this level for the remainder of the quarter. Lower Saudi Arabian exports were seen in February 2025 with levels dropping by nearly 0.3MMT from January to reach 0.39 MMT in February 2025. CP propane and butane prices saw an increase in February 2025 before subsiding in March 2025 again.

Persistent strength in feedstock prices continued to weigh on the petrochemical markets with propane dehydrogenation (“PDH”) margins remaining negative in the Far East for the production of propylene. Propane prices in the Far East were on average 65% of Brent oil in Q1 2025, compared to 58% of Brent in the first calendar quarter of 2024. Despite some capacity being offline for maintenance throughout Q1 2025, overall overcapacity remained for propylene and ethylene in spite of a delay in start-up for several facilities. A new PDH plant began in China in February 2025 bringing the total number of PDH plants operating in China to 46 plants. With this addition, Chinese dehydrogenation capacity currently stands at around 26 MMT of LPG per year with total demand calculated in 2024 to be 17 MMT. Naphtha margins for the production of ethylene via steam crackers remained negative in the Far East, however, saw improvements in NW Europe recovering from the lower levels seen in the fourth calendar quarter of 2024. The propane-naphtha spread widened in both the East and in NW Europe, on average in Q1 2025 compared to the previous quarter. However, towards the end of the quarter, economics deteriorated for utilizing propane as a feedstock for the production of ethylene via steam cracking with margins turning negative at the end of March 2025. Both propane and butane however remained advantageous vs naphtha in both the West and East. Weak petrochemical economics overall, kept demand in the East tepid with total LPG imports into China in Q1 2025 remaining at 8.5 MMT, far lower than the 10.1 MMT level achieved in the second calendar quarter of 2024.

Difficult arbitrage economics from the US to importers in the Far East was seen in Q1 2025 squeezing terminal fees and freight rates at times. Average freight rates retreated in Q1 2025 with a significant drop seen in February 2025 as VLGC supply/demand fundamentals were weak. Rates were seen to improve in March 2025 with the Baltic averaging over $52 per metric ton in March 2025 compared to $46 per metric ton in February 2025. The VLGC market remains highly sensitive to the supply chain economics and reactions of geopolitical decisions, particularly the US-China relationship and impact of trade tariffs.

In Q1 2025, three new VLGCs were added to the market, representing a modest addition to the global fleet. An additional 108 VLGCs/VLACs, equivalent to roughly 9.7 million cbm of carrying capacity, are expected to be added to the global fleet by calendar year 2029. The average age of the global fleet is now approximately 10.5 years old. Currently, the VLGC orderbook stands at approximately 26.8% of the global fleet.

The above market outlook update is based on information, data and estimates derived from industry sources available as of the date of this release, and there can be no assurances that such trends will continue or that anticipated developments in freight rates, export volumes, the VLGC orderbook or other market indicators will materialize. This information, data and estimates involve a number of assumptions and limitations, are subject to risks and uncertainties, and are subject to change based on various factors. You are cautioned not to give undue weight to such information, data and estimates. We have not independently verified any third-party information, verified that more recent information is not available and undertake no obligation to update this information unless legally obligated.

Seasonality

Liquefied gases are primarily used for industrial and domestic heating, as chemical and refinery feedstock, as transportation fuel and in agriculture. The LPG shipping market historically has been stronger in the spring and summer months in anticipation of increased consumption of propane and butane for heating during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and the supply of certain commodities. Demand for our vessels therefore may be stronger in our quarters ending June 30 and September 30 and relatively weaker during our quarters ending December 31 and March 31, although 12-month time charter rates tend to smooth out these short-term fluctuations and recent LPG shipping market activity has not yielded the typical seasonal results. The increase in petrochemical industry buying has contributed to less marked seasonality than in the past, but there can no guarantee that this trend will continue. To the extent any of our time charters expire during the typically weaker fiscal quarters ending December 31 and March 31, it may not be possible to re-charter our vessels at similar rates. As a result, we may have to accept lower rates or experience off-hire time for our vessels, which may adversely impact our business, financial condition and operating results.

Financial Information

The following table presents our selected financial data (unaudited) and other information for the periods presented:

	Three months ended		Year ended
(in U.S. dollars, except fleet data)	March 31, 2025	March 31, 2024	March 31, 2025	March 31, 2024
Statement of Operations Data
Revenues	$75,888,175	$141,391,564	$353,341,476	$560,717,436
Expenses
Voyage expenses	1,743,656	381,689	4,252,035	2,674,179
Charter hire expenses	10,311,106	12,698,350	41,393,429	43,673,387
Vessel operating expenses	23,947,653	20,446,088	85,407,362	80,461,690
Depreciation and amortization	17,560,562	17,583,971	69,599,593	68,666,053
General and administrative expenses	8,278,775	8,547,932	42,626,351	39,004,183
Total expenses	61,841,752	59,658,030	243,278,770	234,479,492
Other income—related parties	645,364	645,454	2,582,126	2,592,291
Operating income	14,691,787	82,378,988	112,644,832	328,830,235
Other income/(expenses)
Interest and finance costs	(7,971,721)	(9,685,060)	(35,812,923)	(40,480,428)
Interest income	3,232,676	2,863,734	15,219,621	9,488,328
Unrealized gain/(loss) on derivatives	(2,647,469)	1,656,117	(5,786,717)	5,665
Realized gain on derivatives	1,101,718	1,800,918	5,311,992	7,493,246
Other gain/(loss), net	(315,084)	225,501	(1,406,325)	2,109,867
Total other income/(expenses), net	(6,599,880)	(3,138,790)	(22,474,352)	(21,383,322)
Net income	$8,091,907	$79,240,198	$90,170,480	$307,446,913
Earnings per common share—basic	0.19	1.96	2.14	7.63
Earnings per common share—diluted	$0.19	$1.96	$2.14	$7.60
Financial Data
Adjusted EBITDA(1)	$36,617,557	$105,046,547	$205,969,159	$417,429,321
Fleet Data
Calendar days(2)	1,890	1,911	7,665	7,686
Time chartered-in days(3)	360	364	1,460	1,512
Available days(4)(5)	2,099	2,225	8,776	8,982
Average Daily Results
Time charter equivalent rate(5)(6)	$35,324	$63,375	$39,778	$62,129
Daily vessel operating expenses(7)	$12,671	$10,699	$11,143	$10,469

(1)	Adjusted EBITDA is an unaudited non-U.S. GAAP financial measure and represents net income before interest and finance costs, unrealized (gain)/loss on derivatives, realized (gain)/loss on interest rate swaps, stock-based compensation expense, impairment, and depreciation and amortization and is used as a supplemental financial measure by management to assess our financial and operating performance. We believe that adjusted EBITDA assists our management and investors by increasing the comparability of our performance from period to period. This increased comparability is achieved by excluding the potentially disparate effects between periods of derivatives, interest and finance costs, stock-based compensation expense, impairment, and depreciation and amortization expense, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income between periods. We believe that including adjusted EBITDA as a financial and operating measure benefits investors in selecting between investing in us and other investment alternatives.

Adjusted EBITDA has certain limitations in use and should not be considered an alternative to net income/(loss), operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income. Adjusted EBITDA as presented below may not be computed consistently with similarly titled measures of other companies and, therefore, might not be comparable with other companies.

The following table sets forth a reconciliation (unaudited) of net income to Adjusted EBITDA for the periods presented:

	Three months ended		Year ended
(in U.S. dollars)	March 31, 2025	March 31, 2024	March 31, 2025	March 31, 2024
Net income	$8,091,907	$79,240,198	$90,170,480	$307,446,913
Interest and finance costs	7,971,721	9,685,060	35,812,923	40,480,428
Unrealized (gain)/loss on derivatives	2,647,469	(1,656,117)	5,786,717	(5,665)
Realized gain on interest rate swaps	(1,101,717)	(1,800,918)	(5,824,074)	(7,493,246)
Stock-based compensation expense	1,447,615	1,994,353	10,423,520	8,334,838
Depreciation and amortization	17,560,562	17,583,971	69,599,593	68,666,053
Adjusted EBITDA	$36,617,557	$105,046,547	$205,969,159	$417,429,321

(2)	We define calendar days as the total number of days in a period during which each vessel in our fleet was owned or operated pursuant to a bareboat charter. Calendar days are an indicator of the size of the fleet over a period and affect the amount of expenses that are recorded during that period.

(3)	We define time chartered-in days as the aggregate number of days in a period during which we time chartered-in vessels from third parties. Time chartered-in days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of charter hire expenses that are recorded during that period.

(4)	We define available days as the sum of calendar days and time chartered-in days (collectively representing our commercially-managed vessels) less aggregate off hire days associated with scheduled maintenance, which include major repairs, drydockings, vessel upgrades or special or intermediate surveys. We use available days to measure the aggregate number of days in a period that our vessels should be capable of generating revenues. Note that we have updated our definition of available days to include unscheduled maintenance as we believe it is more reflective of industry practice and more consistent with the practice used in the Helios Pool, which now accounts for more than 95% of our revenue.

(5)	Prior period amounts have been updated to conform to current period presentation.

(6)	Time charter equivalent rate, or TCE rate, is a non-U.S. GAAP measure of the average daily revenue performance of a vessel. TCE rate is a shipping industry performance measure used primarily to compare period‑to‑period changes in a shipping company’s performance despite changes in the mix of charter types (such as time charters, voyage charters) under which the vessels may be employed between the periods. Our method of calculating TCE rate is to divide revenue net of voyage expenses by available days for the relevant time period, which may not be calculated the same by other companies.

The following table sets forth a reconciliation (unaudited) of revenues to TCE rate for the periods presented:

	Three months ended		Year ended
(in U.S. dollars, except available days)	March 31, 2025	March 31, 2024	March 31, 2025	March 31, 2024
Numerator:
Revenues	$75,888,175	$141,391,564	$353,341,476	$560,717,436
Voyage expenses	(1,743,656)	(381,689)	(4,252,035)	(2,674,179)
Time charter equivalent	$74,144,519	$141,009,875	$349,089,441	$558,043,257

Pool adjustment*	—	—	(2,050)	1,416,187
Time charter equivalent excluding pool adjustment*	$74,144,519	$141,009,875	$349,087,391	$559,459,444

Denominator:
Available days**	2,099	2,225	8,776	8,982
TCE rate:
Time charter equivalent rate**	$35,324	$63,375	$39,778	$62,129
TCE rate excluding pool adjustment*	$35,324	$63,375	$39,778	$62,287

* Adjusted for the effects of reallocations of pool profits in accordance with the pool participation agreements as a result of the actual speed and consumption performance of the vessels operating in the Helios Pool exceeding the originally estimated speed and consumption levels.

** Prior period amounts have been updated to conform to current period presentation of available days (see footnotes to tables above).

(7)	Daily vessel operating expenses are calculated by dividing vessel operating expenses by calendar days for the relevant time period.

In addition to the results of operations presented in accordance with U.S. GAAP, we provide adjusted net income and adjusted EPS. We believe that adjusted net income and adjusted EPS are useful to investors in understanding our underlying performance and business trends. Adjusted net income and adjusted EPS are not a measurement of financial performance or liquidity under U.S. GAAP; therefore, these non-U.S. GAAP financial measures should not be considered as an alternative or substitute for U.S. GAAP. The following table reconciles (unaudited) net income and EPS to adjusted net income and adjusted EPS, respectively, for the periods presented:

	Three months ended		Year ended
(in U.S. dollars, except share data)	March 31, 2025	March 31, 2024	March 31, 2025	March 31, 2024
Net income	$8,091,907	$79,240,198	$90,170,480	$307,446,913
Unrealized (gain)/loss on derivatives	2,647,469	(1,656,117)	5,786,717	(5,665)
Adjusted net income	$10,739,376	$77,584,081	$95,957,197	$307,441,248

Earnings per common share—diluted	$0.19	$1.96	$2.14	$7.60
Unrealized (gain)/loss on derivatives	0.06	(0.05)	0.13	—
Adjusted earnings per common share—diluted	$0.25	$1.91	$2.27	$7.60

The following table presents our unaudited balance sheets as of the dates presented:

	As of	As of
	March 31, 2025	March 31, 2024
Assets
Current assets
Cash and cash equivalents	$316,877,584	$282,507,971
Trade receivables, net and accrued revenues	1,356,827	659,567
Due from related parties	48,090,301	52,352,942
Inventories	2,508,684	2,393,379
Available-for-sale debt securities	—	11,530,939
Derivative instruments	—	5,139,056
Prepaid expenses and other current assets	13,523,008	14,297,917
Total current assets	382,356,404	368,881,771
Fixed assets
Vessels, net	1,149,806,782	1,208,588,213
Vessel under construction	37,274,863	23,829,678
Total fixed assets	1,187,081,645	1,232,417,891
Other non-current assets
Deferred charges, net	17,237,662	12,544,098
Derivative instruments	3,497,493	4,145,153
Due from related parties—non-current	26,400,000	25,300,000
Restricted cash—non-current	76,028	75,798
Operating lease right-of-use assets	159,212,010	191,700,338
Other non-current assets	2,799,038	2,585,116
Total assets	$1,778,660,280	$1,837,650,165
Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$11,549,950	$10,185,962
Accrued expenses	5,387,465	3,948,420
Due to related parties	39,339	7,283
Deferred income	679,257	486,868
Current portion of long-term operating lease liabilities	34,808,203	32,491,122
Current portion of long-term debt	54,504,778	53,543,315
Dividends payable	915,150	1,149,665
Total current liabilities	107,884,142	101,812,635
Long-term liabilities
Long-term debt—net of current portion and deferred financing fees	498,773,969	551,549,215
Long-term operating lease liabilities	124,419,545	159,226,326
Other long-term liabilities	1,476,439	1,528,906
Total long-term liabilities	624,669,953	712,304,447
Total liabilities	732,554,095	814,117,082
Commitments and contingencies	—	—
Shareholders’ equity
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued nor outstanding	—	—
Common stock, $0.01 par value, 450,000,000 shares authorized, 54,324,437 and 51,995,027 shares issued, 42,747,720 and 40,619,448 shares outstanding (net of treasury stock), as of March 31, 2025 and March 31, 2024, respectively	543,244	519,950
Additional paid-in-capital	867,524,073	772,714,486
Treasury stock, at cost; 11,576,717 and 11,375,579 shares as of March 31, 2025 and March 31, 2024, respectively	(133,103,957)	(126,837,239)
Retained earnings	311,142,825	377,135,886
Total shareholders’ equity	1,046,106,185	1,023,533,083
Total liabilities and shareholders’ equity	$1,778,660,280	$1,837,650,165

Conference Call

A conference call to discuss the results will be held on Thursday, May 22, 2025 at 10:00 a.m. ET. The conference call can be accessed live by dialing 1-800-225-9448, or for international callers, 1-203-518-9708, and requesting to be joined into the Dorian LPG call.

A live webcast of the conference call will also be available under the investor section at www.dorianlpg.com.

A replay will be available at 1:00 p.m. ET the same day and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 11159127. The replay will be available until May 29, 2025, at 11:59 p.m. ET.

About Dorian LPG Ltd.

Dorian LPG is a leading owner and operator of modern Very Large Gas Carriers (“VLGCs”) that transport liquefied petroleum gas globally. Our current fleet of twenty-five VLGCs includes twenty ECO VLGCs, four dual-fuel ECO VLGCs, and one modern VLGC. Dorian LPG has offices in Stamford, Connecticut, USA; Copenhagen, Denmark; and Athens, Greece.

Visit our website at www.dorianlpg.com. Information on the Company’s website does not constitute a part of and is not incorporated by reference into this press release.

Forward-Looking & Other Cautionary Statements

The cash dividends referenced in this release are irregular dividends. All declarations of dividends are subject to the determination and discretion of our Board of Directors based on its consideration of various factors, including the Company’s results of operations, financial condition, level of indebtedness, anticipated capital requirements, contractual restrictions, restrictions in its debt agreements, restrictions under applicable law, its business prospects and other factors that our Board of Directors may deem relevant.

This press release contains "forward-looking statements." Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "will," "should" and similar expressions are forward-looking statements. These statements are not historical facts but instead represent only the Company's current expectations and observations regarding future results, many of which, by their nature are inherently uncertain and outside of the Company's control. Where the Company expresses an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, the Company’s forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. The Company’s actual results may differ, possibly materially, from those anticipated in these forward-looking statements as a result of certain factors, including changes in the Company’s financial resources and operational capabilities and as a result of certain other factors listed from time to time in the Company's filings with the U.S. Securities and Exchange Commission. For more information about risks and uncertainties associated with Dorian LPG’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Dorian LPG’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. The Company does not assume any obligation to update the information contained in this press release.

Contact Information

Ted Young

Chief Financial Officer

+1 (203) 674-9900

IR@dorianlpg.com

Source: Dorian LPG Ltd.